UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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1347 PROPERTY INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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FEDNAT HOLDING COMPANY TO ACQUIRE HOMEOWNERS INSURANCE OPERATIONS OF

1347 PROPERTY INSURANCE HOLDINGS, INC.

Transaction to Expand FedNat’s Non-Florida Homeowners Book; Expected to Be Accretive to

2019 Earnings per Share

Sunrise, Florida, and Tampa, Florida, February 25, 2019 – FedNat Holding Company (NASDAQ: FNHC) (“FedNat”) and 1347 Property Insurance Holdings, Inc., (NASDAQ: PIH) (“1347 PIH”) announced today a definitive agreement pursuant to which FedNat will acquire substantially all of 1347 PIH’s homeowners insurance operations, consisting of Maison Insurance Company, Maison Managers, Inc., and ClaimCor LLC (collectively, “Maison”), in a cash and stock transaction valued at approximately $51 million.

Maison is a property and casualty insurer focused on the coastal homeowners’ markets in Louisiana and Texas, with additional operations in Florida. For the nine months ended September 30, 2018, Maison reported gross written premium of $70.6 million and total statutory surplus of $35.6 million as of that date. Maison Insurance Company carries a financial strength rating of “A” (Exceptional) from Demotech.

Mr. Michael H. Braun, FedNat’s Chief Executive Officer, commented, “Maison represents a unique opportunity to accelerate the diversification of our predominantly Florida homeowners’ book into Louisiana and coastal Texas, two states where we have already been operating and have been looking for additional growth opportunities. The transaction is a great financial and strategic fit for FedNat. The acquisition is a digestible size and efficiently financed. Based on meaningful reinsurance and operating expense synergies, we expect the acquisition to be immediately accretive to earnings per share. Strategically, the deal diversifies our book and enhances our platform for further geographic expansion through direct access to non-Florida agents, which complements our existing wholesale distribution in Texas and Louisiana. Finally, Maison brings a strong team that fits well with our culture focused on quality underwriting and excellent in-market agent and distribution relationships. We’re excited to welcome the Maison team led by Doug Raucy and Dean Stroud and look forward to our opportunity to drive enhanced value for FedNat shareholders.”

Mr. Douglas Raucy, President of Maison stated, “We are very excited about working with Michael and the team at FedNat, which should serve as an excellent partnership for our insurance company. FedNat shares our vision for profitably growing property and casualty business through measured geographic expansion and further cultivating value-added relationships with agency partners. We look forward to continuing to execute our strategic plan under the Maison brand with the support, expertise and financial strength of our new partners at FedNat.”

The $51 million purchase price will be comprised of a 50/50 mix of cash and stock, including the issuance of approximately 1.35 million shares of FedNat common stock, estimated based on the closing share price of FedNat common stock on February 22, 2019, which represents less than 10% of pro forma shares outstanding. Actual shares issued to PIH will be based on the weighted-average closing share price of FedNat common stock for the 20 trading days prior to closing. The resale of the shares to be issued will be subsequently registered and will be subject to a five-year Standstill Agreement.

The cash component of consideration, along with the replacement of surplus notes owed by Maison to 1347 PIH, amounting to $18 million plus accrued interest, that are to be repaid at closing, will be funded from the proceeds of a private placement of 10-year, senior unsecured notes with a fixed interest rate of 7.50%. As of the date of this release, the Company has received signed note purchase agreements for an aggregate of $97 million of notes. The proceeds of this private placement will also be used to refinance $45 million in existing debt. The private placement is led by an existing institutional holder of FedNat’s outstanding notes and is expected to close on March 5, 2019.

In addition to the purchase price, 1347 PIH will receive five-year rights of first refusal to provide reinsurance of up to 7.5% of any layer in FedNat’s catastrophe reinsurance program and a five-year agreement for 1347 PIH to provide investment advisory services to FedNat. 1347 PIH has also agreed to a non-compete for five years following the closing with respect to residential property insurance in Alabama, Florida, Georgia, Louisiana, South Carolina and Texas.

Closing of the transaction is subject to Maison having consolidated GAAP net book value of at least $42 million as of closing and satisfaction of other customary closing conditions, including insurance regulatory approvals in Louisiana and Florida and the affirmative vote of 1347 PIH stockholders. Certain 1347 PIH stockholders have agreed to vote in favor of the transaction, which includes a 30 day “go shop” provision for the benefit of 1347 PIH. Assuming timely receipt of approvals, FedNat and 1347 PIH anticipate closing the transaction prior to June 30, 2019.

Raymond James & Associates served as exclusive financial advisor to FedNat while Nelson Mullins Riley & Scarborough LLP served as legal counsel. Sandler O’Neill + Partners, L.P. served as exclusive financial advisor to 1347 PIH while Thompson Hine LLP served as legal counsel.

Conference Call and Materials

FedNat will provide further information on the transaction in a conference call to be held February 26th, 2019 at 9:00 AM (ET). Information related to the conference call, along with an informational deck containing information regarding the acquisition can be found at www.fednat.com/investor-relations.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 3157429

A live webcast of the call will be available online via the “Presentations and Events” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/ investor-relations/investor-presentations/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a specialized property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana, Texas and Florida through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies. Additional information about 1347 Property Insurance Holding, Inc., including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, can be found at the U.S. Securities and Exchange Commission’s website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

1347 PIH Additional Information and Where to Find It

This press release may be deemed to be proxy solicitation material in respect of the proposed transaction (the “Transaction”). In connection with the Transaction, 1347 PIH intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and furnish to 1347 PIH’s stockholders a proxy statement, in both preliminary and definitive form, and other relevant documents pertaining to the Transaction. Stockholders of 1347 PIH are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the Transaction. Stockholders of 1347 PIH may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to 1347 Property Insurance Holdings, Inc., 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607, Attn: John S. Hill.

1347 PIH Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of 1347 PIH may be deemed “participants” in the solicitation of proxies from stockholders of 1347 PIH in favor of the Transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of 1347 PIH in connection with the Transaction will be set forth in the proxy statement and the other relevant documents to be filed by 1347 PIH with the SEC. You can find information about 1347 PIH’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in its definitive proxy statement filed with the SEC on Schedule 14A on April 20, 2018, and in subsequent Section 16 reports.

About FedNat

The Company, through its wholly owned subsidiaries, is authorized to underwrite and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. The Company markets, distributes and services its own and third-party insurers’ products and other services through a network of independent and general agents.

Forward-Looking Statements /Safe Harbor Statements

Certain statements made by FedNat Holding Company or on its behalf may contain “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

●	Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
●	Descriptions of plans or objectives of management for future operations, insurance products or services;
●	Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
●	Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business and its ability to integrate the operations to be acquired; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Michael H. Braun, CEO (954) 308-1322,

Ronald Jordan, CFO (954) 308-1363,

or Erick A. Fernandez, CAO (954) 308-1341

FedNat Holding Company